EXHIBIT 5.1

March 6, 2003

EVOLVING SYSTEMS, INC.

9777 Mt. Pyramid Court

Englewood, Colorado 80112

Re: Registration Statement on Form S-8

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration by Evolving Systems, Inc. (the "Company") of 1,600,000 shares of its common stock (the "Shares"), pursuant to a registration statement on Form S-8 of the Company, being filed with the Securities and Exchange Commission concurrently herewith (the "Registration Statement"). In connection with this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of certain corporate records and proceedings of the Company, including actions taken by the Company’s Board of Directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold as contemplated by the Registration Statement and in accordance with the terms of the applicable employee benefit plans, will be validly issued, fully paid and non-assessable shares of capital stock of the Company.

We hereby consent to be named in the prospectus included in the Registration Statement as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP